BROWN, CUMMINS & BROWN CO., L.P.A.
                         ATTORNEYS AND COUNSELORS AT LAW
                                3500 CAREW TOWER
J. W. BROWN (1911-1995)         441 VINE STREET         JOANN M. STRASSER
JAMES R. CUMMINS            CINCINNATI, OHIO 45202      AARON A. VANDERLAAN
ROBERT S BROWN             TELEPHONE (513) 381-2121
DONALD S. MENDELSOHN      TELECOPIER (513) 381-2125     OF COUNSEL
LYNNE SKILKEN                                           GILBERT BETTMAN
AMY G. APPLEGATE
KATHRYN KNUE PRZYWARA
MELANIE S. CORWIN



VIA ELECTRONIC FILING
                                                         September 2, 1999



AmeriPrime Funds
1793 Kingswood Drive, Suite 200
Southlake, Texas  76092

         Re:      Post-Effective Amendment No. 29

Gentlemen:

         This letter is in response to your request for our opinion in connection with the filing of the Post-Effective Amendment No. 29 to the Registration Statement of the AmeriPrime Funds (the "Trust".)

         We have examined a copy of the Trust's Agreement and Declaration of Trust, the Trust's By-Laws, the Trust's record of the various actions by the Trustees thereof, and all such agreements, certificates of public officials, certificates of officers and representatives of the Trust and others, and such other documents, papers, statutes and authorities as we deem necessary to form the basis of the opinion hereinafter expressed. We have assumed the genuineness of the signatures and the conformity to original documents of the copies of such documents supplied to us as original or photostat copies.

         Based upon the foregoing, we are of the opinion that (i) after Post-Effective Amendment No. 28 is effective for purposes of federal and applicable state securities laws, the shares of Fountainhead Kaleidoscope Fund, a series of the Trust, if issued in accordance with the then current Prospectus and Statement of Additional Information of such Fund, will be legally issued, fully paid and non-assessable; (ii) after Post-Effective Amendment No. 27 is effective for purposes of federal and applicable state securities laws, the shares of Westcott Nothing But Net Fund, Westcott Multi-National Large-Cap and Westcott Fixed Income Fund, each a series of the




Trust, if issued in accordance with the then current Prospectus and Statement of Additional Information of such Funds, will be legally issued, fully paid and non-assessable; and (iii) the shares of Shepherd Values VIF Equity Fund, Shepherd Values International Fund, Shepherd Values Small-Cap Fund and Shepherd Values Fixed Income Fund, each a series of the Trust, if issued in accordance with the then current Prospectus and Statement of Additional Information of such Funds, will be legally issued, fully paid and non-assessable..

         We herewith give you our permission to file this opinion with the Securities and Exchange Commission as an exhibit to Post-Effective Amendment No. 29 to the Registration Statement.

                                Very truly yours,

                                /s/

                                BROWN, CUMMINS & BROWN CO., L.P.A.

BCB/MLE